EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 25, 2011 relating to the financial statements and financial statement schedule, which appear in Mechanical Technology, Incorporated's Annual Report on Form 10-K for the year ended December 31, 2010.

PricewaterhouseCoopers LLP
Buffalo, New York
July 7, 2011